Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

THIRD QUARTER FINANCIAL RESULTS

BOSTON (October 26, 2023) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for its third quarter that ended September 30, 2023. Key results were:

Third Quarter 2023 Summary:

•
Depletions decreased 6% on a fiscal calendar basis and decreased approximately 3% on a comparable week basis
•
Shipments decreased 2.5% on a fiscal calendar basis and decreased 1.8% on a comparable week basis
•
Net revenue increased 0.9% to $601.6 million
•
Gross margin increased 250 basis points to 45.7%
•
Net income of $45.3 million, which includes non-cash brand impairment charges of $16.4 million and the related tax benefit
•
Diluted earnings per share of $3.70, including non-cash brand impairment charges of $0.96 per share

Capital Structure

•
Generated $131.3 million in operating cash flow in the third quarter
•
Ended the third quarter with $310.8 million in cash and no debt
•
Repurchased $69.4 million in shares from January 3, 2023 to October 20, 2023

“On a comparable weeks basis, which adjusts for the timing impact of the July 4th holiday, our depletions trends improved from a decrease of 7% in the second quarter to a decrease of 3% in the third quarter. We continue to execute our operational plans and grew revenue, gross margin and operating cash flow in the quarter which enabled us to repurchase over $69 million in shares year-to-date,” said Chairman and Founder Jim Koch. “Our highly cash-generative business and strong balance sheet allow us to invest in our brands as we work to return to long-term sustainable growth.”

“We are pleased with our performance in the third quarter as momentum on Twisted Tea remained strong and we continued to show progress on our margin enhancement plans while increasing brand investment. Based on our results year-to-date and our expectations for the fourth quarter, we are narrowing our revenue and EPS guidance ranges,” said President and CEO Dave Burwick. “We plan to continue to invest behind the Twisted Tea and Truly brands while also nurturing innovation across Beyond Beer categories to drive long-term growth.”

Details of the results were as follows:

Third Quarter 2023 (13 weeks ended September 30, 2023) Summary of Results

Net revenue of $601.6 million increased 0.9% compared to the prior year.

Depletions in the third quarter decreased 6% from the prior year, reflecting decreases in the Company’s Truly, Angry Orchard, Samuel Adams and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Shipment volume for the quarter was approximately 2.3 million barrels, a 2.5% decrease from the prior year, reflecting decreases in the Company’s Truly, Samuel Adams, Angry Orchard and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

The timing of the July 4th holiday relative to the Company’s 2023 and 2022 fiscal calendars resulted in a negative depletion and shipment volume impact in the third quarter of 2023. This volume impact was the most significant factor in the difference between depletions and shipments on a fiscal calendar basis compared to a comparable weeks basis. On a comparable weeks basis, depletions declined approximately 3% and shipments declined 1.8%.

The Company believes distributor inventory as of September 30, 2023 averaged approximately five weeks on hand and was at an appropriate level for each of its brands.

Gross margin of 45.7% increased 250 basis points from the 43.2% margin realized in the prior year. Gross margin primarily benefited from strong price realization, lower inventory obsolescence and procurement savings, which were partially offset by increased inflationary costs.

Advertising, promotional and selling expenses for the third quarter of 2023 decreased $1.1 million or 0.7% from the third quarter of 2022, due to decreased freight to distributors of $10.8 million from lower rates and volumes, partially offset by an increase in brand and selling costs of $9.6 million, mainly driven by higher salaries and benefits costs and increased media investments.

General and administrative expenses increased by $4.9 million or 13.2% from the third quarter of 2022, primarily due to higher salaries and benefits costs and increased consulting costs.

Impairment of intangible assets reflects a $16.4 million non-cash impairment charge recorded primarily for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2023. The impairment determination was primarily based on the latest forecasts of brand performance which has been below our projections made on the acquisition date. In the third quarter of 2022, the Company recorded an impairment charge of $27.1 million for the Dogfish Head brand.

The Company incurred impairment costs for brewery equipment of $1.9 million in the third quarter of 2023 and $1.2 million in the third quarter of 2022.

The Company’s effective tax rate for the third quarter was 29.3% compared to 28.6% in the prior year. In the third quarters of 2023 and 2022, the Company recorded a tax benefit of $0.00 and $0.02 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Year-to-date 2023 (39 weeks ended September 30, 2023) Summary of Results

Net revenue year-to-date of $1.615 billion decreased 1.7% compared to year-to-date 2022.

Depletions year-to-date decreased 5% from year-to-date 2022, reflecting decreases in the Company’s Truly, Angry Orchard, Samuel Adams and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands. Comparable weeks depletions year-to-date decreased 5%.

Shipment volume year-to-date was approximately 6.2 million barrels, a 4.6% decrease from year-to-date 2022, reflecting decreases in the Company’s Truly, Angry Orchard, Samuel Adams, and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands. Comparable weeks shipments year-to-date decreased 5.5%.

Gross margin year-to-date of 43.6% increased from the 42.4% gross margin realized in year-to-date 2022, primarily due to price increases and procurement savings that were partially offset by increased inflationary costs.

Advertising, promotional and selling expenses year-to-date decreased $11.8 million or 2.7% from year-to-date 2022, primarily due to decreased freight to distributors of $39.0 million from lower rates and volumes, partially offset by an increase in brand investments of $27.2 million, mainly driven by increased salaries and benefits costs and higher investments in local marketing and media.

General and administrative expenses year-to-date increased by $15.0 million or 12.9% from year-to-date 2022, primarily due to increased consulting and increased salaries and benefits costs.

The Company incurred impairment costs for brewery equipment of $3.9 million year-to-date 2023 and $1.3 million year-to-date 2022.

In 2022, the Company recorded $5.3 million in contract termination costs, most of which was recorded in the first quarter, as a result of further negotiations with suppliers that eliminated certain future shortfall fees.

The Company’s effective tax rate year-to-date was 28.4% compared to 26.3% year-to-date 2022. Year-to-date 2023 and 2022, the Company recorded tax benefit of $0.01 per diluted share and a tax benefit of $0.03 per diluted share, respectively, resulting from ASU 2016-09.

Net income year-to-date of $94.4 million or $7.67 per diluted share, represented an increase of $15.7 million or $1.31 per diluted share compared to year-to-date 2022. This increase between periods was primarily driven by higher gross margins and lower impairment, partially offset by lower revenue and a higher tax rate.

The Company expects that its September 30, 2023 cash balance of $310.8 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 30, 2023 and the period from October 1, 2023 through October 20, 2023, the Company repurchased its Class A Common Stock in the amounts of $62.9 million and $6.6 million, respectively, for a total of $69.4 million year to date. As of October 20, 2023, the Company had approximately $290.0 million remaining on the $1.2 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 42-week period ended October 21, 2023 are estimated by the Company to have decreased approximately 5% from the prior year period on both a fiscal and comparable weeks basis.

Full-Year 2023 Projections

The Company is updating the full year volume and earnings guidance previously communicated in its July 27, 2023 Earnings Release. The Company’s actual 2023 results could vary significantly from the current projection and are highly sensitive to changes in volume projections and supply chain performance. The 2023 fiscal year includes 52 weeks compared to the 2022 fiscal year which included 53 weeks.

Full Year 2023	Current Guidance	Prior Guidance
Depletions Decreases	(5%) to (7%)	(2%) to (8%)
Shipments Decreases	(5%) to (7%)	(2%) to (8%)
Price Increases	2% to 3%	1% to 3%
Gross Margin	42% to 43%	41% to 43%
Advertising, Promotion, and Selling Expense YoY Change ($ million)	$25 to $35	$20 to $40
Effective Tax Rate	28%	28%
GAAP EPS	$6.04 to $8.04	$6.00 to $10.00
Non-GAAP EPS	$7.00 to $9.00	-
Capital Spending ($ million)	$60 to $90	$100 to $140

The non-GAAP earnings per share (Non-GAAP EPS) projection excludes the impact of the non-cash brand value impairments of $16.4 million or $0.96 per diluted share.

Underlying the Company's current 2023 projections are the following full-year estimates and targets:

•
The Company’s guidance on depletions and shipments includes the estimated negative impact of approximately 1.0 percentage point due to the fact that fiscal 2022 had 53 weeks and fiscal 2023 will have 52 weeks. On a 52-week comparable basis the Company expects depletions and shipments to decrease 4% to 6%. The 53rd week overlap is expected to negatively impact fourth quarter volume trends by approximately 6 percentage points.
•
The Company expects price realization in the fourth quarter to be positive but at a lower level due to lower third quarter price increases compared to the prior year.
•
The Company’s guidance incorporates an expectation of higher shortfall fees at third party breweries and lower fixed cost absorption per barrel at its owned breweries due to lower seasonal volumes in the fourth quarter. Therefore, the Company expects gross margin to be lower in the fourth quarter relative to earlier quarters.

•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.

2024 Financial Guidance

The Company is planning to provide full year 2024 financial guidance during its fourth quarter earnings call in February 2024.

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-cash asset impairment charge of $16.4 million, or $0.96 per diluted share, recognized in the third quarter of fiscal 2023 relating primarily to the Dogfish Head brand. This non-GAAP measure should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this forward-looking non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2022 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, Hard Mountain Dew, and Jim Beam Kentucky Coolers, as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, October 26, 2023

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Revenue	$639,394	$634,332	$1,715,883	$1,746,642
Less excise taxes	37,795	37,879	100,980	103,833
Net revenue	601,599	596,453	1,614,903	1,642,809
Cost of goods sold	326,951	338,707	910,430	946,336
Gross profit	274,648	257,746	704,473	696,473
Operating expenses:
Advertising, promotional, and selling expenses	152,579	153,717	427,369	439,215
General and administrative expenses	42,241	37,382	130,834	115,929
Impairment of intangible assets	16,426	27,100	16,426	27,100
Impairment of brewery assets	1,900	1,181	3,916	1,302
Contract termination costs and other	—	—	—	5,330
Total operating expenses	213,146	219,380	578,545	588,876
Operating income	61,502	38,366	125,928	107,597
Other income (expense):
Interest income	3,478	759	6,977	809
Other expense	(913)	(891)	(1,137)	(1,592)
Total other income (expense)	2,565	(132)	5,840	(783)
Income before income tax provision	64,067	38,234	131,768	106,814
Income tax provision	18,772	10,948	37,394	28,134
Net income	$45,295	$27,286	$94,374	$78,680
Net income per common share – basic	$3.70	$2.21	$7.69	$6.39
Net income per common share – diluted	$3.70	$2.21	$7.67	$6.36
Weighted-average number of common shares – basic	12,228	12,321	12,268	12,313
Weighted-average number of common shares – diluted	12,233	12,344	12,280	12,342
Net income	$45,295	$27,286	$94,374	$78,680
Other comprehensive loss:
Foreign currency translation adjustment	(144)	(242)	—	(263)
Total other comprehensive loss, net of tax	(144)	(242)	—	(263)
Comprehensive income	$45,151	$27,044	$94,374	$78,417

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	September 30, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$310,778	$180,560
Accounts receivable	87,977	56,672
Inventories	148,402	148,450
Prepaid expenses and other current assets	32,242	27,461
Income tax receivable	-	10,126
Total current assets	579,399	423,269
Property, plant, and equipment, net	647,323	667,909
Operating right-of-use assets	37,456	43,768
Goodwill	112,529	112,529
Intangible assets, net	59,707	76,324
Third-party production prepayments	39,209	61,339
Other assets	41,265	35,635
Total assets	$1,516,888	$1,420,773
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$114,699	$84,248
Accrued expenses and other current liabilities	141,025	111,153
Current operating lease liabilities	9,030	8,866
Total current liabilities	264,754	204,267
Deferred income taxes, net	86,243	96,592
Non-current operating lease liabilities	38,461	45,274
Other liabilities	6,653	6,091
Total liabilities	396,111	352,224
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,116,181 and 10,238,009 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	101	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of September 30, 2023 and December 31, 2022	21	21
Additional paid-in capital	650,874	629,515
Accumulated other comprehensive loss	(210)	(210)
Retained earnings	469,991	439,121
Total stockholders' equity	1,120,777	1,068,549
Total liabilities and stockholders' equity	$1,516,888	$1,420,773

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirty-nine weeks ended
	September 30, 2023	September 24, 2022
Cash flows provided by operating activities:
Net income	$94,374	$78,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,603	60,765
Impairment of intangible assets	16,426	27,100
Impairment of brewery assets	3,916	1,302
Change in right-of-use assets	5,781	5,986
Stock-based compensation expense	12,313	10,328
Deferred income taxes	(10,349)	2,199
Other non-cash expense	40	312
Changes in operating assets and liabilities:
Accounts receivable	(31,253)	(37,745)
Inventories	3,786	(45,185)
Prepaid expenses, income tax receivable, and other current assets	3,986	52,680
Third-party production prepayments	22,130	20,845
Other assets	(9,368)	(7,661)
Accounts payable	31,341	67,620
Accrued expenses, other current liabilities, and other liabilities	29,217	(7,861)
Operating lease liabilities	(6,542)	(4,412)
Net cash provided by operating activities	232,401	224,953
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(48,777)	(70,313)
Proceeds from disposal of property, plant, and equipment	1,708	506
Net cash used in investing activities	(47,069)	(69,807)
Cash flows (used in) provided by financing activities:
Repurchases of Class A common stock	(62,477)	—
Proceeds from exercise of stock options and sale of investment shares	10,660	5,327
Cash paid on finance leases	(1,184)	(1,270)
Line of credit borrowings	—	30,000
Line of credit repayments	—	(30,000)
Payment of tax withholding on stock-based payment awards and investment shares	(2,113)	(3,474)
Net cash (used in) provided by financing activities	(55,114)	583
Change in cash and cash equivalents and restricted cash	130,218	155,729
Cash and cash equivalents and restricted cash at beginning of year	180,560	66,321
Cash and cash equivalents at end of period	$310,778	$222,050

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com